Contact:
Icahn Capital LP Susan Gordon (212) 702-4309	Deason Capital Services, LLC Jennifer Cole (214) 378 3600

CARL ICAHN AND DARWIN DEASON RELEASE
OPEN LETTER TO XEROX SHAREHOLDERS

Xerox's Two Largest Individual Shareholders Confirm Expiration of Previously Announced Settlement Agreement

Xerox Board Commits Additional Intentional Breaches
of Fiduciary Duties

Call for Xerox Board to Terminate Proposed Transaction with Fuji, Hire John Visentin as CEO and Resign as Directors

New York, New York, May 4, 2018 – Today Carl Icahn and Darwin Deason released the following open letter to shareholders of Xerox Corporation (NYSE: XRX):

Fellow Shareholders:

At 8:00 pm ET on Thursday night, the settlement agreement we entered into with Xerox and a unanimous Xerox Board earlier this week expired without the Xerox Board permitting the agreement to take effect, once again intentionally violating their fiduciary duties to Xerox shareholders by pursuing their own brazen self-interest.

This occurred just 48 hours after Xerox issued a press release that included the following unanimous statement from the Xerox Board:

"an immediate resolution of the pending litigation and proxy contest is in the best interest of [Xerox] and all [its] stakeholders."

This inexplicable turn of events occurred for one reason only: the Xerox Board recklessly refused to follow through with the leadership and governance changes we agreed to, demanding unprecedented additional approvals for their own personal self-interest.

An expansive release from us and the Company was not enough. Fully insured, robust indemnification rights were not enough. The Xerox Board declined to take the actions they unanimously approved as in the best interest of Xerox shareholders unless they obtained additional unprecedented protections from the court, which all parties (and the judge!) agree are not required under applicable law.

The brazen self-interest of the Xerox Board defies description.

Over the next few months, we intend to see that "massively conflicted" Jeff Jacobson and old guard directors like Bob Keegan, Ann Reese and Chuck Prince, who have already done so much damage to the company, and are continuing to do more damage with these actions, are held fully and personally liable for their misconduct. Similarly, we intend to see that Fujifilm is held fully liable as an aider and abettor of the continuing breaches of fiduciary duties by those directors.

We will continue our fight to rescue and revitalize Xerox, as so many of our fellow shareholders have been encouraging us to do.

 Sincerely yours,

Carl Icahn Darwin Deason

#lameduckboard #lameduckCEO

*****

Additional Information and Where to Find it;
Participants in the Solicitation

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES FROM THE SHAREHOLDERS OF XEROX CORPORATION IN CONNECTION WITH THE PROPOSED TRANSACTIONS BETWEEN XEROX CORPORATION AND FUJIFILM HOLDINGS CORPORATION (THE "TRANSACTION") AND/OR FOR USE AT THE 2018 ANNUAL MEETING OF SHAREHOLDERS OF XEROX CORPORATION (THE "ANNUAL MEETING") WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY RELATED TO THE TRANSACTION AND/OR THE ANNUAL MEETING WILL BE MAILED TO SHAREHOLDERS OF XEROX CORPORATION AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE SCHEDULE 14A FILED BY CARL ICAHN, DARWIN DEASON AND THEIR RESPECTIVE AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 14, 2018.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS LETTER:

THIS LETTER CONTAINS OUR CURRENT VIEWS ON THE VALUE OF XEROX SECURITIES, THE CONSIDERATION TO BE RECEIVED BY XEROX SHAREHOLDERS IN THE TRANSACTION AND CERTAIN ACTIONS THAT XEROX'S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. GIVEN XEROX'S HISTORY OF INADEQUATE PUBLIC DISCLOSURE, THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. XEROX'S ACTUAL PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS LETTER. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

THIS LETTER ALSO REFERENCES THE SIZE OF OUR RESPECTIVE CURRENT HOLDINGS OF XEROX SECURITIES RELATIVE TO OTHER HOLDERS OF SUCH SECURITIES. OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING XEROX WITHOUT UPDATING THIS LETTER OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this letter are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "should," "may," "will," "objective," "projection," "forecast," "management believes," "continue," "strategy," "position" or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this letter include, among other things, the factors identified in Xerox's public filings, including the public filings related to the Transaction. Such forward-looking statements should therefore be construed in light of such factors, and the Participants are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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